INVESTOR CONTACT:
Bob East
Westwicke Partners
(443) 213-0500
bob.east@westwicke.com

PDI Reports 2014 Third Quarter Financial Results;
Acquires RedPath Integrated Pathology

Management Will Host Conference Call Today November 3 at 8:00 am ET

Parsippany, N.J., November 3, 2014 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the fiscal third quarter ended September 30, 2014. Developments during the quarter and recent weeks subsequent to the quarter include:

•	Revenue of $29.2 million for the third quarter of 2014 in line with our expectations

•	Two significant commercialization service contracts with a total value of approximately $140 million have been awarded and in contracting stage

•	PDI acquired miRInform Thyroid and Pancreas cancer molecular diagnostic tests from Asuragen, Inc.

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Subsequent to the end of the third quarter, PDI acquired RedPath Integrated Pathology, Inc., a molecular diagnostics company focused on gastrointestinal cancers through its proprietary PathFinderTG®platform, to further expand PDI’s molecular diagnostic portfolio

•	Appointed Graham G. Miao, MBA, Ph.D., as the company’s new Chief Financial Officer to help drive its healthcare commercialization services and molecular diagnostics businesses

•	PDI acquired JS Genetics, Inc., a CLIA-certified and CAP-accredited molecular diagnostics lab and

•	On track to launch the next generation of miRInform Thyroid (brand name ThyGenX) on Next-Gen Sequencing (NGS) platform

“We are pleased to announce that we have been awarded, and are in the contracting stage, two meaningful commercialization contracts that should contribute significantly in 2015. The first, a Sales Service CSO contract with a major U.S. pharma company, could generate revenue of up to $30 million in 2015 and approximately $60 million over two years. The second, a product commercialization for a medical device, is expected to add approximately $12 million in 2015 and produce approximately $80 million over the life of the contract. We are pleased that PDI has been selected as the commercialization partner of choice, given the competitive nature of the CSO business. These significant contract awards continue to demonstrate PDI's ability to successfully commercialize products to health care providers, a core capability we will now be leveraging for our Interpace Diagnosticssubsidiary. We are privileged to work with our partners on these important device and prescription products," commented Nancy Lurker, CEO of PDI, Inc.

“Today, we also announced the acquisition of RedPath Integrated Pathology, a molecular diagnostics company with a platform to help physicians better manage patients at risk for certain types of gastrointestinal cancers through its proprietary PathFinderTG® platform. This is a transformational acquisition for Interpace Diagnostics and will establish us as a pioneer and leader in the upper gastroenterology cancer diagnostic market. This transaction, combined with our acquisition of the Asuragen thyroid oncology tests, the JS Genetics New Haven, Conn. laboratory, and our planned launch of ThyGenX later this year provides us a growth platform in the diagnostic oncology space, particularly in endocrine and GI cancer.”

“Furthermore, we are very pleased that Graham Miao has joined PDI at this important stage of the company’s growth. We intend to leverage the extensive experience of our new CFO, who brings to PDI a unique background of both financial and operational leadership roles in the pharmaceutical, biotechnology, medical device and business information industries. We welcome Graham and are excited to see the contributions he’ll bring to PDI.”

“In terms of third quarter results, our revenue of $29 million is in line with our expectations. Gross margins of 13%, while down slightly compared to last year, are in line with current industry norms. Our adjusted EBITDA loss of $3.3 million in the quarter was primarily driven by spending on our key strategic initiatives and revenue contract mix and timing that impacted gross profit,” said Nancy Lurker, CEO.

Ms. Lurker continued, “As for our outlook for the year, we anticipate revenue in our core business to be in the range of $120 to $122 million. We expect an operating loss in the range of $7 to $8 million and adjusted EBITDA of approximately $(2) to $(3) million in the core business for the full year 2014. Incorporating today’s RedPath announcement withinour Interpace Diagnostics subsidiary,we expect total revenue of approximately $121 to $123 million and adjusted EBITDA in the range of $(12) to $(13) million.”

Third Quarter Business Review

Revenue- For the third quarter of 2014, revenue of $29.2 million was $5.0 million or 15% lower than the third quarter of 2013 driven by a combination of contract expirations and relatively lower volumes of new contracts being executed in 2014.

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Sales Services revenue of $28.2 million was $2.6 million lower than the third quarter of 2013. New contract wins from the softer RFP volume experienced in the latter half of 2013 was not sufficient to offset the natural expiration or reduction of certain contracts.

•	Marketing Services revenue of $1.0 million was $0.2 million higher than the third quarter of 2013.

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Product Commercialization Services revenue was $2.7 million lower than the third quarter of 2013 due primarily to the natural expiration of the company’s sole Product Commercialization contract at the end of the second quarter of 2014. The revenue recorded by the company in the third quarter of 2014 was attributable to the miRInform test acquired from Asuragen, Inc.

Gross Profit- For the third quarter of 2014, gross profit of $3.7 million was $1.0 million lower than the third quarter of 2013 and, as expected, the overall gross profit percentage decreased to 13% in 2014 from 14% in 2013.

•	Sales Services gross profit of $4.1 million was in line with the third quarter of 2013.

•	Marketing Services gross profit for the third quarter of 2014 was a negative $0.3 million due primarily to the costs associated with right-sizing the Group DCA work force.

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Product Commercialization Services gross profit of a negative $0.1 million was $0.7 million lower compared to the third quarter of 2013 primarily due to the natural expiration of the of company’s Product Commercialization contract at the end of the second quarter of 2014.

Total Operating Expenses- Total operating expenses for the third quarter of 2014 were $8.0 million as compared to $6.7 million for the same period in 2013. Included in the third quarter 2014 operating expenses are $2.1 million of costs related to investment in our molecular diagnostics strategic initiative. Excluding these costs, total operating expenses for the third quarter of 2014 were $5.9 million, $0.9 million lower than 2013 operating expenses.

Operating Loss- The operating loss for the third quarter of 2014 was $4.2 million, compared to $2.1 million for the same period in 2013. The 2014 operating loss was primarily the result of the expected lower revenue and margins as well as the company’s investment in strategic initiatives.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the third quarter of 2014 was $(3.3) million compared to $(1.3) million in the third quarter of 2013. Cash and cash equivalents at the end of the third quarter were $27.0 million, down $18.6 million from December 31, 2013 due primarily to investments in our strategic initiatives, including the acquisition of Asuragen assets, and increases in working capital requirements. The company estimates year-end 2014 cash of $21-$23 million including the acquisitions of Asuragen assets and RedPathas well as funding from the company’s financing agreement.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided a certain non-GAAP financial measure to help evaluate the results of its performance. The company believes that this non-GAAP financial measure, when presented in conjunction with comparable GAAP financial measure, is useful to both management and investors in analyzing the company’s ongoing business and operating performance. The company believes that providing non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company’s financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Conference Call

As previously announced, PDI will hold a conference call Monday, November 3, 2014 to discuss financial and operational results of the third quarter ended September 30, 2014. Details as follows:

Time: 8:00 AM (ET)
Dial-in numbers: (855) 592-8761 (U.S. and Canada) or (724) 924-4975

Conference ID#: 25037513

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available two hours after completion through December 3, 2014 at (855) 859-2056 (U.S. and Canada) or (404) 537-3406. The replay pass code is 25037513. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading healthcare commercialization company providing superior go-to-market strategy and execution to established and emerging healthcare companies through its three core business units. The company's Sales Services business unit (CSO) is a leading provider of outsourced pharmaceutical, medical device and diagnostics sales teams. PDI's Product Commercialization Services, including Interpace Diagnostics, provides full product commercialization and is working to develop and commercialize molecular diagnostic tests leveraging the latest technology and personalized medicine for better patient diagnosis and management. Its Marketing Services division is a pioneer in insight-driven digital communication services and integrated multichannel message delivery.For more information about PDI, Inc. or Interpace Diagnostics, please visit http://www.pdi-inc.com and www.interpacediagnostics.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, estimated gross profit and anticipated internal rate of return on investments actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers, the inability to secure additional business or our inability to develop more predictable, higher margin business through in-licensing or other means. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's previously filed Annual Report on Form 10-K for the year ended December 31, 2013 and current reports on Forms 10-Q and Forms 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason

(Tables to Follow)

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